Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
October 5, 2006	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES

RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL 2007

Highlights:

•	Net sales increased 2.4 percent to $2,165.8 million for the first half of fiscal 2007

•	Seed sales increased 14.8 percent to $343.2 million for the first half of fiscal 2007

•	The company achieved net income of $54.0 million or $1.03 per diluted share for the first half of fiscal 2007

•	Ongoing net income(1) was $83.7 million or $1.60 per diluted share for the first half of fiscal 2007.

•	The company completed a tender offer and refinancing of its long-term debt on June 1, 2006.

•	The company completed its acquisition of the Terral retail distribution business on September 1, 2006.

•	Fiscal 2007 full year guidance is reaffirmed at $1.25 to $1.40 per diluted share, excluding charges related to the refinancing.

GREELEY, Colo. – October 5, 2006 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced financial results for the second quarter and first half of fiscal 2007 that ended on August 27, 2006.

“Currently, we are operating well in a difficult external environment,” said L. Kenny Cordell, UAP Holding Corp.’s president and chief executive officer. “We are very optimistic about the health and future for farmers in the U.S. and are excited about the opportunities we have for this fall and the future. We believe we are well positioned to continue to increase our market share and to maximize the opportunities we have.”

For the first half of fiscal 2007, sales increased 2.4% to $2,165.8 million compared to $2,114.4 million for the same period last year. All results presented include the acquisition of UAP Timberland as discussed in previous announcements.

Sales of seed increased 14.8% to $343.2 million in the first half of fiscal 2007, from $299.0 million in the same period last year. The increase was due to volume growth in both third party and proprietary brands of corn, cotton, and soybeans and higher prices due to increased sales of seeds with enhanced traits.

Sales of chemicals decreased 1.0% to $1,280.8 million in the first half of fiscal 2007, from $1,294.0 million in the same period last year. Acquisition activity contributed approximately $62 million to chemical sales that were not included last year. Fungicide sales were lower due to decreased demand for those products that control Asian Soybean Rust. Sales of herbicides decreased due to the continued adoption of seed varieties with Roundup Ready technology traits, which negatively impacted certain herbicide products. This was partially offset by a corresponding sales volume increase in sales of glyphosate herbicides.

In the first half of fiscal 2007, sales of fertilizer increased 1.6% to $490.8 million from $483.3 million in the same period last year. The increase was due to higher per ton selling prices which offset lower volumes sold compared to last year. We believe higher prices caused some of our growers to reduce the volume of fertilizer purchases compared to the same period last year.

Sales of other products increased 33.9% to $51.0 million in the first half of fiscal 2007, from $38.1 million in the same period last year, due to increased application fees, added contract service revenue from our non-crop business, and additional transportation and warehousing revenue from our Canadian business.

Gross profit for the first half of fiscal 2007 increased to $294.0 million compared to $279.0 million for the same period last year. The increase in gross profit was due primarily to the timing of vendor rebate income, which added $25.1 million to rebate income compared to last year. Last year, these additional rebates were recognized later in the fiscal year. Adjusted for rebate timing, gross profit for the first quarter would have been approximately $268.9 million, a decrease from last year. Gross profit was also impacted by lower fertilizer volumes and lower gross profit per ton and lower margins on seed due to competitive pressure. Chemical gross profits were down slightly, as decreases in fungicides, herbicides, and insecticide sales were only partially offset by acquisitions. Increased application and contract service revenue improved gross profit in the other sales category.

SG&A decreased 3% to $155.2 million in the first half of fiscal 2007 from $160.0 million in the same period last year. The decrease was due to lower compensation, benefits, and insurance costs, offset by higher fuel costs and bad debt expense.

Finance related and other charges were $47.8 million in the first half of fiscal 2007, principally from the refinancing of our long-term debt in June 2006.

Net income for the first half of fiscal 2007 was $54.0 million or $1.03 per diluted share. When adjusted for charges related to the refinancing and other items, ongoing net income(1) was $83.7 million or $1.60 per diluted share compared to net income of $73.0 million or $1.39 per diluted share for the same period last year.

For the second quarter of fiscal 2007, sales increased by 1.4% to $767.8 million, compared to $757.5 million for the same period last year, driven by acquisition activity and higher fertilizer prices. Gross profit decreased to $108.3 million from $109.9 million, and included $6.4 million of additional rebate income due to changes in vendor rebate programs and enhanced rebate tracking ability. Gross profit was also impacted by lower sales of chemicals and seed, and lower margins on fertilizer. The net loss for the second quarter of fiscal 2007 was $4.3 million or $0.08 per diluted share. When adjusted for charges related to the refinancing and other items, ongoing net income(1) was $25.0 million or $0.48 per diluted share compared to ongoing net income of $23.4 million or $0.45 per diluted share for the second quarter of fiscal 2006.

As of the end of the second quarter, average trade working capital(2) increased to $359.7 million on a twelve month trailing average basis. Average trade working capital as a percentage of rolling 12-

month net sales rose slightly to 12.9% from 12.7% as of the end of the second quarter of fiscal 2006.

Guidance

The company re-affirms fiscal 2007 full year guidance at $1.25 to $1.40 per diluted share, excluding charges related to the refinancing of debt.

UAP Holding Corp. Revenue Breakout

Net Sales (millions)	Q2 FY 2007	Q2 FY 2006	% Chg	1st Half FY 2007	1st Half FY 2006	% Chg
Chemical	$566.8	$570.5	(0.6)%	$1,280.8	$1,294.0	(1.0)%
Fertilizer	156.5	146.8	6.6	490.8	483.3	1.6
Seed	21.6	22.7	(4.8)	343.2	299.0	14.8
Other	22.9	17.5	30.9	51.0	38.1	33.9

Total	$767.8	$757.5	1.4%	$2,165.8	$2,114.4	2.4%

Conference call information

The company will hold a conference call to discuss fiscal 2007 second quarter and first half results at 5:00 p.m. EDT this afternoon. The call will be webcast live over the Internet from the company’s web site at www.uap.com under “Investor Information.” Participants should follow the instructions provided on the web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 866-543-6411 (domestic) or 617-213-8900 (international) and entering passcode 46650004.

Following the live conference call, a replay will be available on the Company’s web site. The replay also will be available one hour after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 25798649. The telephonic replay will be available for seven days.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemicals, seeds, and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management, and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its debt agreements, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, and other risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on May 12, 2006, and in the other documents the company files with the Securities and Exchange Commission from time to time.

-Financial Tables Follow

UAP HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

(unaudited)

	August 27, 2006	February 26, 2006	August 28, 2005
ASSETS
Current assets:
Cash and cash equivalents	$7,249	$79,168	$57,619
Receivables, less allowance for doubtful accounts of $17,892, $12,770 and $16,856	943,188	288,879	798,477
Inventories	570,648	730,771	515,352
Deferred income taxes	23,332	21,168	21,385
Vendor prepay	13,725	69,841	18,958
Other current assets	4,911	16,123	3,955

Total current assets	1,563,053	1,205,950	1,415,746
Property, plant and equipment	122,998	114,991	110,324
Less accumulated depreciation	(29,490)	(24,676)	(20,526)

Property, plant and equipment, net	93,508	90,315	89,798
Goodwill	36,852	27,167	34,645
Intangible assets, net	31,230	26,121	25,362
Deferred income taxes	8,239	9,951	8,962
Debt issue costs, net	6,047	17,155	19,080
Investment in unconsolidated affiliates	—	4,166	3,593
Other assets	1,639	1,085	746

Total assets	$1,740,568	$1,381,910	$1,597,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,028,304	$819,071	$930,801
Short-term debt	191,765	—	—
Other accrued liabilities	108,424	73,962	133,860
Income taxes payable	12,981	—	27,960
Deferred income taxes	2,049	1,433	340

Total current liabilities	1,343,523	894,466	1,092,961
Long-term debt	174,952	306,339	301,151
Other non-current liabilities	4,087	1,890	3,870
Deferred income taxes	19,116	19,476	22,892
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 50,967,958, 50,814,430 and 50,471,631 issued and outstanding, respectively	51	51	50
Management stock – rabbi trust	1,978	3,956	4,617
Additional paid-in capital	124,106	117,392	111,381
Retained earnings	67,523	32,606	56,655
Accumulated other comprehensive income	5,232	5,734	4,355

Stockholders’ equity	198,890	159,739	177,058

Total liabilities and stockholders’ equity	$1,740,568	$1,381,910	$1,597,932

UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except share data)

(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 27, 2006	August 28, 2005	August 27, 2006	August 28, 2005
Net sales	$767,792	$757,459	$2,165,815	$2,114,369
Costs and expenses:
Cost of goods sold	659,446	647,606	1,871,820	1,835,345

Gross profit	108,346	109,853	293,995	279,024
Selling, general and administrative expenses	66,235	73,688	155,209	160,036
(Gain) loss on sale of assets	238	(1,455)	(11)	(1,473)
Restructuring costs	236	93	344	490
Royalties, service charges and other income and expenses	(8,420)	(10,039)	(15,627)	(17,800)

Operating income	50,057	47,566	154,080	137,771
Interest expense	8,869	8,966	17,158	17,294
Finance related and other charges	47,366	—	47,848	—

Income (loss) before income taxes	(6,178)	38,600	89,074	120,477
Income tax expense (benefit)	(1,880)	15,291	35,056	47,782

Net income (loss)	$(4,298)	$23,309	$54,018	$72,695

Earnings (loss) per share:
Basic	$(0.08)	$0.46	$1.06	$1.44
Diluted	$(0.08)	$0.44	$1.03	$1.39
Cash dividends declared per share of common stock	$0.1875	$0.1625	$0.3750	$0.2875

Weighted average shares outstanding:
Basic	50,967,958	50,444,199	50,909,734	50,438,461
Diluted	50,967,958	52,401,180	52,401,271	52,334,293

UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Twenty-Six Weeks Ended
	August 27, 2006	August 28, 2005
Operations
Net income	$54,018	$72,695
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation	5,709	5,594
Amortization of intangibles	736	681
Amortization of debt issuance costs	1,402	2,225
Accretion of discount on notes	—	5,203
Write-off of debt issuance costs	15,930	—
Premium paid to tender notes payable	31,575	—
Gain on sales of fixed assets	(11)	(1,473)
Equity in losses of unconsolidated affiliates	—	478
Deferred tax benefit	(185)	(6,583)
Stock compensation	1,704	386
Change in operating assets and liabilities	(176,384)	(64,253)

Net cash provided by (used for) operations	(65,506)	14,953
Investing
Additions to property, plant and equipment	(10,462)	(6,417)
Addition of other long-lived assets	(1,928)	—
Proceeds from sales of assets	9,324	2,191
Acquisition of businesses	(15,088)	—

Net cash used for investing activities	(18,154)	(4,226)

Financing
Checks not yet presented	4,687	5,760
Net borrowings (payments) on revolving line of credit	190,015	(55)
Debt issuance costs	(6,348)	(1,046)
Long-term debt issued	175,000	—
Long-term debt redemption	(336,212)	—
Dividends paid	(19,102)	(6,304)
Excess tax benefits from stock based compensation arrangements	3,145	—
Proceeds from common stock options exercised	300	131

Net cash provided by (used for) financing activities	11,485	(1,514)

Net change in cash and cash equivalents	(72,175)	9,213
Net effect of exchange rates on cash and cash equivalents	256	202

Net change in cash and cash equivalents	(71,919)	9,415
Cash and cash equivalents at beginning of period	79,168	48,204

Cash and cash equivalents at end of period	$7,249	$57,619

Supplemental disclosure of cash flow information:
Cash paid during the period for interest (includes $20,968 payment of prior years accreted discount on notes payable)	$36,455	$11,006
Net cash paid during the period for income taxes	$9,757	$13,813
Dividends declared but not yet paid	$9,556	$8,202

Reconciliations of Non GAAP Financial Measures to GAAP Financial Measures

The following table reconciles the differences between net income as determined under United States of America generally accepted accounting principles (GAAP) and ongoing net income:

UAP Holding Corp.

(dollars in thousands)

(unaudited)

(1) Ongoing Net Income Reconciliation	Twenty-Six Weeks Ended August 27, 2006	Twenty-Six Weeks Ended August 28, 2005

Net income	$54,018	$72,695

Adjustments, net of tax:
Restructuring charges	212	299
Secondary common stock offering	134	—
Refinancing charges	29,314	—

Sub-total adjustments, net of tax	29,660	299

Ongoing income from continuing operations	$83,678	$72,994

Reported EPS:
Basic	1.06	1.44
Diluted	1.03	1.39

Ongoing Earnings Per Share
Ongoing Basic	1.64	1.45
Ongoing Diluted	1.60	1.39

Weighted Average Shares Outstanding
Basic	50,909,734	50,438,461
Diluted	52,401,271	52,334,293

(1) Ongoing Net Income Reconciliation	Thirteen Weeks Ended August 27, 2006	Thirteen Weeks Ended August 28, 2005

Net income (loss)	$(4,298)	$23,309

Adjustments, net of tax:
Restructuring charges	145	57
Secondary common stock offering	2	—
Refinancing charges	29,150	—

Sub-total adjustments, net of tax	29,297	57

Ongoing income from continuing operations	$24,999	$23,366

Reported EPS:
Basic	(0.08)	0.46
Diluted	(0.08)	0.44

Ongoing Earnings Per Share
Ongoing Basic	0.49	0.46
Ongoing Diluted	0.48	0.45

Weighted Average Shares Outstanding
Basic	50,967,958	50,444,199
Diluted	52,431,596	52,401,180

The following tables reconcile the difference between working capital, as determined under GAAP, trade working capital, and average trade working capital.

UAP Holding Corp.

(dollars in thousands)

(unaudited)

(2) Working Capital Reconciliation to Trade Working Capital	August 27, 2006	August 28, 2005

Working capital	$219,530	$322,785

Adjustments:
Subtract cash and cash equivalents, and marketable securities	7,249	57,619
Add back short-term debt	191,765	—

Trade working capital	$404,046	$265,166

Trade working capital detail:
Receivables, less allowance for doubtful accounts	$943,188	$798,477
Inventories	570,648	515,352
Deferred income taxes	23,332	21,385
Vendor prepay	13,725	18,958
Other current assets	4,911	3,955

Subtotal	1,555,804	1,358,127

Accounts payable	1,028,304	930,801
Other accrued liabilities	108,424	133,860
Income taxes payable	12,981	27,960
Deferred income taxes	2,049	340

Subtotal	1,151,758	1,092,961

Trade working capital	$404,046	$265,166

(2) Average Trade Working Capital (a)	Fifty-Two Weeks Ended August 27, 2006	Fifty-Two Weeks Ended August 28, 2005
Accounts receivable, net	$699,698	$606,707
Inventories	643,564	595,603
Prepaid expense (b)	71,275	92,632

Sub-total	1,414,537	1,294,942

Advances on sales	114,707	106,544
Trade payables	834,906	732,994

Sub-total accounts payable	949,613	839,538
Accrued expenses (c)	105,212	117,251

Sub-total	1,054,825	956,789

Average trade working capital	$359,712	$338,153

Change in twelve month average trade working capital	$21,559

(a)	Trailing 12 month average for each period.
(b)	Includes deferred income taxes and other current assets
(c)	Includes other accrued liabilities, income taxes payable, and deferred income taxes

The press release furnished herewith uses the non-GAAP financial measures of ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital. We believe that ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital best reflect our ongoing performance and business operations during the periods presented and are more useful to investors for comparative purposes. In addition, management uses these financial measures in internal reporting, in its budgeting and long-range planning processes, and in determining performance-based compensation.

The presentation of ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital is intended to supplement investors’ understanding of our operating performance. These non-GAAP financial measures may not be comparable to similar measures used by other companies. Furthermore, these non-GAAP financial measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400